EXHIBIT 99.1

LIST OF DIRECTORS, OFFICERS AND MANAGERS

Anasazi Partners III Offshore, Ltd.

Manager: C.P. Baker, LLC

Directors: Christopher P. Baker, Robin J. Bedford, Derek H.L. Buntain

Anasazi Partners III, LLC

Manager: C.P. Baker, LLC

Anasazi Partners II, LLC

Manager: C.P. Baker, LLC

C.P. Baker & Company, Ltd.

President and Chief Executive Officer: Christopher P. Baker